NOMINEE AGREEMENT

This Nominee Agreement is made this 21st day of February, 2014, among Stilwell Value Partners II, L.P. and Stilwell Value Partners VII, L.P. (together, the “Stilwell Funds”), their General Partner, Stilwell Value LLC (“Stilwell Value”), Stilwell Partners, L.P. (“Stilwell Partners”), and its General Partner, Joseph Stilwell (“Stilwell” and collectively with the Stilwell Funds, Stilwell Value, and Stilwell Partners, “The Stilwell Group”), having their principal places of business at 111 Broadway, 12th Floor, New York, NY 10006, and Demitri Sibbing, an individual with offices at 100 S. Wacker Drive, Chicago, IL 60606 (“Nominee”).

WHEREAS, The Stilwell Group and its affiliates are the beneficial owners of shares of common stock (“Common Stock”) of Harvard Illinois Bancorp, Inc. (“HARI”), may solicit proxies to elect one nominee to HARI’s Board of Directors (the “Board”) at the 2014 annual stockholders meeting (the “Meeting”), and wish to nominate Nominee as their actual nominee or their alternate nominee for election to the Board at the Meeting;

WHEREAS, the bylaws of HARI provide in pertinent part that, “No person shall be eligible for election or appointment to the Board of Directors: (a) if such person has been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. §1818(u), or any successor provision; (b) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (c) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; or (d) if such person did not maintain his principal residence within 15 miles of an office of the Corporation or any subsidiary thereof for a period of at least one year prior to the date of his purported election or appointment to the Board of Directors, provided that this Section (d) shall not apply to full time employees of the Corporation or any of its subsidiaries. No person may serve on the Board of Directors and at the same time be a director or officer of a co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction), other than of a subsidiary of the Corporation, that engages in business activities in the same market area as the Corporation or any of its subsidiaries.”; and

WHEREAS, Nominee (a) has maintained his principal residence within 15 miles of an office of HARI or any subsidiary thereof for a period of at least one year prior to the date hereof, (b) is otherwise eligible to sit as a director of HARI pursuant to each of the other bylaw eligibility requirements of HARI quoted above in the second Whereas clause, and (c) desires and agrees to be nominated for and to sit on the Board if elected at the Meeting for a term to expire at the 2017 annual stockholders meeting.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Nominee hereby agrees to have his name placed in nomination by The Stilwell Group as its nominee at the Meeting for election to the Board, and for that purpose, understands and agrees that The Stilwell Group will solicit proxies from stockholders to cause Nominee to be elected. Simultaneously with the execution of this Agreement, Nominee shall deliver his written consent to be named in The Stilwell Group’s proxy statement and to serve as a director of HARI if elected, a copy of which is attached hereto as Exhibit A. Nominee understands that The Stilwell Group retains the right to determine whether Nominee will be its actual or alternate nominee and will so advise Nominee of its determination prior to the solicitation of proxies. Nominee understands that an alternate nominee may become the actual nominee if the actual nominee does not stand for election at the Meeting.

2. Nominee hereby represents and warrants to The Stilwell Group that he has (a) maintained his principal residence within 15 miles of an office of HARI or any subsidiary thereof for a period of at least one year prior to the date hereof and is otherwise eligible to sit as a director of HARI pursuant to each of the other bylaw eligibility requirements of HARI quoted above in the second Whereas clause; and (b) executed and delivered to The Stilwell Group a Confidential Director Questionnaire and hereby certifies that the contents thereof are true and correct and that he will promptly notify The Stilwell Group of any change in such contents.

3.  Nominee hereby represents and warrants to The Stilwell Group that he will not acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of HARI Common Stock prior to the Meeting and that he has notified all business partners, associates, family members and other entities or individuals with which he might share such beneficial ownership of HARI Common Stock that no HARI Common Stock may be purchased during such time.

4. The Stilwell Group agrees to reimburse all of Nominee’s actual out-of-pocket expenses incurred in connection with the election process, including telephone, postage, and travel; provided that, in the event Nominee is elected as a director, he will request that HARI reimburse his expenses for attending Board meetings and committee meetings.

5. Nominee and The Stilwell Group agree that in the event Nominee is elected as a director of HARI, nothing in this Agreement shall be construed as affecting Nominee's ability to act independently with respect to his responsibilities and decisions as a director and that Nominee shall have the same fiduciary and confidentiality obligations as the other directors of HARI.

6. The Stilwell Group hereby indemnifies and holds Nominee harmless for all damages and expenses incurred in connection with agreeing to have his name placed in nomination and to have proxies solicited in order to elect him to the Board. Nominee shall give The Stilwell Group notice of the occurrence of an event that may require indemnification no later than ten (10) days after Nominee has knowledge of such an event. The Stilwell Group retains the sole right to select and retain counsel for Nominee. This indemnification shall not apply to any claims or damages arising out of Nominee’s actions as a director of HARI or serving on the Board.

7. The obligations of The Stilwell Group under this Agreement are contingent upon The Stilwell Group’s satisfactory final completion of a due diligence review of Nominee’s background.

8. Nominee understands that this Agreement will be publicly disclosed by The Stilwell Group.

/s/ Joseph Stilwell
Joseph Stilwell on behalf of The Stilwell Group

/s/ Demitri Sibbing
Demitri Sibbing, Nominee

EXHIBIT A

CONSENT OF PROPOSED NOMINEE

I, Demitri Sibbing, hereby consent to be named and described as a nominee for election as a director of Harvard Illinois Bancorp, Inc. (“HARI”), in the proxy statement and other related written materials and public filings of Joseph Stilwell and related entities (“The Stilwell Group”) to be used in connection with The Stilwell Group’s solicitation of proxies from the stockholders of HARI for use in voting at the 2014 Annual Meeting of Stockholders of HARI, and I hereby consent and agree to serve as a director of HARI if elected at such Annual Meeting.

/s/ Demitri Sibbing

Dated:	February 21, 2014

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